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                                                                   EXHIBIT 10.13

                     FIRST AMENDMENT TO EMPLOYMENT AGREEMENT


                  THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT ("Amendment"), is made and entered into as of this _____ day of ________, 1998, to be effective as of September 23, 1998 ("Effective Date"), by and between LOCAL FINANCIAL CORPORATION, a Delaware corporation ("LFC"), its wholly-owned subsidiary bank, LOCAL FEDERAL BANK, F.S.B., a federally chartered stock savings bank ("Bank"), both with address of 3601 N. W. 63rd Street, Oklahoma City, Oklahoma 73116, and EDWARD A. TOWNSEND, an individual resident of the State of Oklahoma, with mailing address of 28910 South 593, Grove, Oklahoma 74344 ("Townsend").

                                R E C I T A L S:

                  A. LFC and Bank made and entered into that certain Employment Agreement with Townsend dated September 8, 1997 ("Agreement") whereby LFC and Bank employed Townsend to serve as the Chairman of the Board of Directors and Chief Executive Officer of LFC and of the Bank, respectively, and to manage and direct the conduct of their banking businesses pursuant to the terms and conditions and for the compensation and benefits to be paid to Townsend as set forth and fully described in the Agreement. Townsend has well and fully served as the Chairman of the Board of Directors and Chief Executive Officer of LFC and of the Bank since the date of the Agreement and continues to so serve as of the effective date of this Amendment.

                  B. LFC, Bank and Townsend are desirous of amending the Agreement to more specifically provide for the severance benefits which Townsend might become entitled to receive in the event of a "Change of Control," as that term is defined below in this Amendment, occurring to LFC or the Bank during the term of the Agreement. The purpose and effect of this Amendment is to specifically provide benefits and protection to Townsend in the event of the occurrence of such a Change of Control and to supplement his existing rights and benefits in that regard as currently set forth in the Agreement.

                  C. Accordingly, LFC, the Bank and Townsend are desirous of entering into this Amendment in order to specifically provide for benefits and protection to Townsend in the event of the occurrence of a Change of Control, as defined herein, occurring to LFC or the Bank during the term of the Agreement and to amend certain specific provisions of the Agreement in order to make them consistent with the benefits and protection being accorded to Townsend by the provisions of this Amendment.

                  NOW, THEREFORE, in consideration of the aforementioned recitals, the premises, the mutual covenants set forth herein and of such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by LFC, the Bank and Townsend, respectively, they do each hereby covenant and agree as follows:

                  1. SECTION 3 - COMPENSATION. Section 3 - Compensation of the Agreement is hereby completely amended and fully restated in its entirety to read henceforth as follows:



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                  3.       COMPENSATION.

                  (a) The Bank agrees to pay Townsend as a guaranteed salary throughout the term of this Agreement, unless Townsend voluntarily resigns without "Good Reason" as that term is defined in Section 10, below, of this Agreement, as amended, from his employment by LFC and by Bank during the term of this Agreement, or unless this Agreement is terminated for "Cause" by LFC or the Bank, as set forth and described in Section 9, below, in this Agreement, an annual base salary for the services rendered to LFC and Bank by Townsend, as described above, in the amount of Three Hundred Twenty Thousand and No/100 Dollars ($320,000.00) per year. This salary shall be payable to Townsend in twelve (12) equal, monthly installments of Twenty-Six Thousand Six Hundred Sixty-Six and 67/100 Dollars ($26,666.67) per month for each month during which services are rendered by Townsend to LFC or the Bank during the term of this Agreement. LFC and Bank covenant and agree that the amount of salary to be paid to Townsend cannot be decreased by LFC or Bank during the term of this Agreement for any reason and must be paid to Townsend in all events each month during the term of this Agreement unless Townsend voluntarily resigns from his employment by LFC and the Bank without "Good Reason" during the term of this Agreement, or unless Townsend is terminated for "Cause" by the Bank for the specific reasons set forth and described below in Section 9 of this Agreement. Accordingly, LFC and Bank agree that if during the term of this Agreement, (i) Townsend resigns with "Good Reason," or (ii) Townsend is terminated by LFC and the Bank without "Cause," as defined below in Section 9 of this Agreement, he shall still be entitled to receive as liquidated damages for the termination of his employment in either such event, under this Agreement; the full amount of his remaining guaranteed salary under this Agreement to be paid to him in the amount of Twenty-Six Thousand Six Hundred Sixty-Six and 67/100 Dollars ($26,666.67) per month in the same manner as if he had remained employed by LFC or the Bank during the entire term of this Agreement. It is expressly provided, however, that the foregoing obligations shall be supplemental to and cumulative of the specific severance benefit entitlements being granted to Townsend under the provisions of Paragraph 10 of this Agreement, below, which shall be deemed to be the applicable benefits and entitlements of Townsend in the event a "Change of Control," as that term is defined in Paragraph 10 of this Agreement, below, occurs to LFC or the Bank during the term of this Agreement. Townsend, LFC and the Bank hereby expressly covenant and agree, anything in this Agreement to the contrary notwithstanding, including, without limitation, the provisions of Sections 3 through 6 and Sections 9 and 10 of this Agreement, as amended, that any payments made to Townsend by Bank pursuant to this Agreement, or otherwise, are in all respects expressly subject to and conditioned upon their compliance with the provisions of 12 U.S.C. ss. 1828(k) and any regulations promulgated thereunder.

                  (b) Bank shall pay Townsend his annual base salary on a monthly basis on the first day of each month, subject to normal salary deductions for the amount so owing, including, but not limited to, Social Security, Medicare, federal and state income withholding taxes. Townsend's base annual salary may be increased in the future, from time to time, by the actions of LFC's or the Bank's Board of Directors, based upon Townsend's performance and other relevant factors and LFC's or the Bank's Board of Directors will review Townsend's salary for the purposes of determining any appropriate increase in the base annual salary of


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         Townsend at least annually. In addition, LFC or Bank may, from time to time, enter into supplemental agreements or memoranda in writing with Townsend for the award and payment to him of additional compensation or bonuses upon such terms and conditions as LFC or Bank shall deem to be in their respective best interests, and in the event of the execution by LFC or Bank of any such agreement or memoranda, the right of Townsend to additional compensation or bonuses shall be determined in accordance with the applicable provisions thereof. In the absence of any such supplemental agreements or memoranda and expressly subject to Townsend's rights and benefits in the event of a "Change of Control" occurring to LFC or the Bank, as set forth in Paragraph 10 of this Agreement, below, neither LFC nor Bank shall be obligated to pay to Townsend any additional compensation or bonus whatsoever, irrespective of the payments of additional compensation or bonus to Townsend in any past or succeeding year, or the payment of additional compensation or bonus to other employees of LFC or the Bank at the end of the year, but may do so in the sole discretion of LFC's or the Bank's Board of Directors, respectively, and the determination of LFC's or the Bank's Board of Directors, respectively, in the exercise of such discretion, with respect to the payment and amount of any additional compensation or bonus to Townsend for any fiscal year of LFC or Bank if made, shall be final and conclusive.

                  2. SECTION 9(a) AND (f) - TERMINATION OF EMPLOYMENT. The provisions of Section 9(a) and (f), respectively, of the Agreement are hereby completely amended and fully restated as set forth below, with all of the other existing subsections of Section 9 of the Agreement, i.e., subsections (b) - (e) thereof, to remain in full force and effect as originally stated:

                  9.       TERMINATION OF EMPLOYMENT.

                  (a) The Board of Directors of the Bank and/or the Board of Directors of LFC, respectively, may terminate Townsend's employment by the Bank and/or by LFC, respectively, under this Agreement, with or without "Cause," at any time during the term hereof, effective upon delivery of written notice to that effect to Townsend, but any such termination by the Bank or LFC, as the case may be, of Townsend other than termination of his employment for "Cause," as defined below in this Section 9, shall not prejudice Townsend's right to receive the full amount of the remaining compensation which would have otherwise been paid him throughout the term of this Agreement on the same basis and at the same times and to receive all such other fringe benefits to which he would have otherwise been entitled to receive during the term of this Agreement, subject to Townsend's cumulative and supplemental rights to receive the severance benefits specifically accorded to him pursuant to the provisions of Section 10, below, of this Agreement, which shall arise in the event that a "Change of Control," as defined in Section 10, occurs to LFC or the Bank during the term of this Agreement, which said rights, benefits and entitlements as set forth in
         Section 10 shall, in such event, be deemed to control over the benefits and entitlements accorded to Townsend under this Section 9, to the extent they are in any way inconsistent therewith. On the other hand, Townsend shall not have any right to receive any further compensation or any other benefits to which he would have otherwise been entitled under this Agreement after his voluntary resignation from his employment by the Bank or LFC, without "Good Reason," as that term is defined below in Section 10 of this Agreement, or after his termination from his employment for "Cause" by the Bank or LFC, in accordance



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         with the terms of this Agreement, except for the vested rights of
         Townsend hereunder, i.e., any and all compensation benefits and rights which Townsend was entitled to receive prior to the effective date of such termination. For all purposes under this Agreement, termination for "Cause" shall mean termination because of Townsend's personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties under this Agreement, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or of a final cease-and-desist order, or any material breach by Townsend of any provisions of this Agreement or the death or permanent disability, as that term is defined below, of Townsend occurring during the term of this Employment Agreement. For purposes of this Employment Agreement, the term "permanent disability" shall mean if Townsend shall have an illness, injury or other physical or mental condition which results in Townsend's inability to perform substantially all of the duties he performs in his employment capacity for the Bank or LFC to the extent he was performing such duties immediately prior to the commencement of such condition and that such disability has continued for a period of more than six (6) months during the term of this Employment Agreement. If Townsend shall be so disabled for more than six (6) months during the term of this Employment Agreement, the employment of Townsend by the Bank and LFC shall be deemed by reason of his said permanent disability to have been for all purposes hereunder terminated for "Cause." In determining the incompetence of Townsend, the acts or omissions of Townsend shall be measured against standards generally prevailing in the federal savings bank industry. Unless Townsend voluntarily resigns from his employment by LFC and the Bank without "Good Reason," as that term is defined in Section 10 below, during the term of this Agreement, or unless the termination by the Bank or LFC of Townsend's employment under this Agreement is for "Cause," as defined above, LFC and the Bank shall be obligated to continue to pay to Townsend his compensation and to provide to him all other benefits of his employment as set forth in this Agreement during the remaining term of this Agreement after the termination of his employment on the same basis and at the same times as set forth and described above in this Agreement, subject to Townsend's cumulative and supplemental right to receive the specific severance benefits accorded him under the provisions of Section 10, below, in this Agreement, in the event a "Change of Control" occurs to LFC or the Bank, as defined in Section 10 below, which Section shall prevail over the rights and benefits accorded to Townsend under this Section 9 to the extent they are inconsistent therewith. LFC, the Bank and Townsend agree that it would be difficult to ascertain the amount of damages owing to Townsend if this Agreement is terminated without "Cause" or he resigns for "Good Reason" during the term of this Agreement, and accordingly, that the amount to be paid by LFC and Bank to Townsend as compensation and the other benefits to be provided by LFC and Bank to Townsend during the remaining term of this Agreement as if Townsend had remained employed by LFC or the Bank in such instance, shall be deemed to be liquidated damages for the termination of this Agreement by Bank or LFC without "Cause," or for Townsend's resignation for "Good Reason," and not as a forfeiture or penalty. Townsend, LFC and Bank specifically covenant and agree that the amount of liquidated damages, as determined in the manner set forth above in this Section 9, would be a fair and reasonable amount of damages for Townsend to receive due to the termination of his employment under such circumstances and that the right to receive such compensation as liquidated damages shall be Townsend's sole and only remedy in such event, except for and subject to the prior and superior rights of Townsend to the


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         severance benefits set forth and described in Section 10, below, of this Agreement, which shall be deemed to control and supersede the rights of Townsend under this Section 9, in the event a "Change of Control" occurs to LFC or the Bank, as defined and described in Section 10, below.

                                     * * *

                  (f) If Townsend resigns voluntarily from his employment by the Bank during the term of this Agreement without "Good Reason," as that term is defined in Section 10, below, of this Agreement, then, and in such event, all of the rights, benefits and entitlements of Townsend under this Agreement, including without limitation, his right to receive salary payments, shall cease on the date of such voluntary resignation without "Good Reason," except for the rights of Townsend which have vested prior to the date of his said voluntary resignation.

                  3. SECTION 10 - SEVERANCE BENEFITS IN THE EVENT OF A CHANGE OF CONTROL. The following entirely new Section shall be added by this Amendment to the Agreement, numbered 10 and entitled "Severance Benefits in the Event of a Change of Control," and the subsequent paragraphs shall be renumbered accordingly, i.e., the existing Section 10 shall become Section 11, and the existing Sections 11, 12, 13 and 14 shall become Sections 12, 13, 14 and 15, respectively. The new Section 10 - Severance Benefits in the Event of a Change of Control, shall read henceforth in its entirety as follows:

                  10. SEVERANCE BENEFITS IN THE EVENT OF A CHANGE OF CONTROL.

                  (a) For all purposes in this Amendment and in the Agreement and in, particular, this Section 10, the following terms shall have the respective meanings specified below:

                           (i) "Annual Cash Compensation" means the sum of (a)
                  Townsend's annual base salary in effect as of the date of this Agreement, or if greater, Townsend's base salary in effect at the time of the Change of Control, and (b) the amount of any cash bonuses paid to Townsend during the twelve-month period immediately preceding the effective date of a Change of Control.

                           (ii) "Bank" means (x) the Bank until a Change of
                  Control, and (y) the successor to the Bank upon a Change of Control (the "Successor").

                           (iii) "Cause" shall have the same meaning ascribed to
                  that term in Section 9, above, in the Agreement.

                           (iv) "Change of Control" shall for all purposes in
                  this Agreement and Amendment mean the occurrence of any of the following events:

                                    (x) the consummation of any agreement of
                           merger, statutory share exchange or consolidation pursuant to which either the Company, or the Bank, is merged or consolidated into, or all of the outstanding shares of the Company's or the Bank's common stock are acquired by, another corporation,



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                           partnership, limited liability company or
                           partnership, or any other business entity; or

                                    (y) another corporation or such other
                           business entity is merged or consolidated into the Company or the Bank in circumstances under which the outstanding shares of the Company's or the Bank's common stock are converted into or exchanged for cash or securities of another such corporation or entity which was not a wholly-owned subsidiary of the Company or the Bank at all times within one year prior to the said merger or consolidation; or

                                    (z) (1) the consummation of a sale of fifty
                           percent (50%) or more of the issued and outstanding common stock of the Bank by the Company; or (2) fifty percent (50%) or more of the issued and outstanding common stock of the Company is acquired by persons (including corporations or any other form of business entity) who are acting in concert; or (3) the consummation of the sale of all or substantially all of the assets of the Bank by the Company or of the Company by the Bank.

                           (v) "Good Reason" with respect to Townsend shall have
                  the following meaning for all purposes under the Agreement and this Amendment:

                                    (v) A significant diminution of his Role, as
                           that term is defined below in this Section 10, if the diminution in his Role is not reasonably related to an adverse change in his performance of his assigned duties at LFC or the Bank; provided that Good Reason shall not exist under this clause in the case of termination for Cause, as that term is defined in
                           Section 9, or diminution of his Role by reason of the voluntary actions of Townsend, or on account of disability, retirement or death, as described and defined herein, or the voluntary termination by Townsend of his employment with LFC or Bank other than for a Good Reason, as defined hereunder;

                                    (w) A reduction in the base salary and/or
                           bonuses paid to Townsend to an amount such that the sum of his base salary and bonuses as so reduced is less than the sum of his base salary and bonuses as of the date of this Amendment, or at any time while the Agreement is in force if Townsend receives an increase in salary or bonus after the date of this Amendment, or a failure after twenty (20) days' written notice by Townsend to LFC and the Bank of LFC or the Bank to pay Townsend any installment owing to him of such salary or bonus;

                                    (x) The failure by LFC or Bank to provide
                           Townsend with any material benefit that is provided to the executive officers of LFC and the Bank generally, or any action or inaction by LFC or the Bank which could adversely affect his continued participation in any benefit plan, entitlements



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                           or other arrangements of Bank or LFC, or his ability
                           to enjoy or realize upon any material benefit under any such plan, entitlement or arrangement;

                                    (y) LFC's or the Bank's assigning Townsend,
                           without his prior written consent, to perform his duties under the Agreement at a location anywhere other than Oklahoma County, State of Oklahoma; or

                                    (z) The failure by LFC or the Bank to obtain
                           the assumption of all of their obligations under this Amendment and the Agreement and under the 1998 Non-Qualified Stock Option Agreement being made and entered into by and between LFC and Townsend this same date by the Successor, or to otherwise comply with the terms and provisions of subparagraph (c) of this Section 10, below.

                           (vi) "LFC" means (x) LFC until a Change of Control,
                  and (y) the successor to LFC upon a Change of Control (the "Successor").

                           (vii) "Role" shall have the meaning for all purposes
                  under this Amendment and the Agreement of (x) prior to any Change of Control, as defined herein, Townsend's authority or responsibilities with the Bank or LFC on the date of this Amendment; or any enhanced Role (other than by way of an interim or otherwise expressly temporary appointment) to which he had ascended from the date of this Amendment to the date of any Change of Control; and (y) after any Change of Control, the authority and responsibilities with the Successor described in writing by such Successor prior to the Change of Control and which is reasonably commensurate with Townsend's Role, as defined in clause (x) above, in this definition.

                           (viii) "Severance Period" shall for all purposes in
                  this Amendment and the Agreement mean a period of years after Townsend's termination that is equal to the number by which Townsend's Annual Cash Compensation is multiplied to determine the Severance Benefit payable under the provisions of the Agreement.

                           (ix) "Successor" shall mean for all purposes in this
                  Amendment and the Agreement any entity that assumes the obligations of LFC and the Bank under this Amendment and the Agreement pursuant to subparagraph (c)(1), below.

                  (b) If at any time during the period beginning on the date of this Amendment and ending on the third anniversary of a Change of Control occurring to LFC or the Bank, as specifically defined and described above in this Paragraph 10, the employment of Townsend is terminated (x) by LFC or the Bank, or their respective Successor, without "Cause" or (y) by Townsend for "Good Reason," as that term is expressly defined above, then, in addition to all amounts otherwise payable to Townsend upon his termination hereunder, LFC, the Bank and/or the Successor shall be expressly obligated to pay to Townsend the following:



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                           (i) The Bank or the Successor shall pay to Townsend
                  and LFC, or the Successor, shall cause the Bank or the Successor to pay to Townsend, an amount (the "Severance Benefit") equal to the sum of his Annual Cash Compensation, multiplied by three (3), payable in equal quarterly installments from the date of said termination until the date which is three (3) years from the date of said termination, with the first installment thereof being due and payable within five (5) days after the date of such termination of Townsend's employment. Townsend shall have no obligation to seek other employment or to otherwise attempt to mitigate the effect of this Section 10 of this Agreement or the benefits payable hereunder in order to be entitled to receive the Severance Benefit or the other benefits hereunder, and any payment received by Townsend from other employment shall not serve to reduce in any way the amount of the Severance Benefit payable to him hereunder.

                           (ii) During the Severance Period, Townsend shall be
                  entitled to all benefits under the group hospitalization plan, healthcare plan, dental plan, life or other insurance or death benefit plan, or any similar benefit plan or program of LFC and the Bank or the Successor for which key executives of LFC, the Bank or the Successor are eligible, to the same extent as if Townsend had continued to be an employee of LFC or the Bank at a compensation level equal to his Annual Cash Compensation, and Townsend's share of the costs shall be the same as that cost, if any, for which Townsend was responsible while an employee of LFC and the Bank. If any such plan or program does not permit continued participation by Townsend, or does not permit continued participation by Townsend through the end of the Severance Period, LFC, the Bank or the Successor shall arrange to provide Townsend with substantially similar benefits through the end of the Severance Period, with Townsend responsible solely for that share of the costs with regard to such benefits which he was formerly paying as outlined above. At Townsend's sole and exclusive option, Townsend may elect to be paid in cash an amount equivalent to LFC's, the Bank's or the Successor's costs of providing such benefits during the Severance Period, such election to be made within thirty (30) days after Townsend's said termination of employment, with such payment to be made to him within ten
                  (10) days after his delivery of such election to LFC, the Bank or the Successor hereunder.

                           (iii) Any stock options, restricted stock or other
                  stock or stock-based awards to Townsend shall immediately vest and become exercisable to the extent exercise is required and all restrictions on the ability of Townsend to obtain the full economic benefit of such vested awards shall immediately lapse.

                  (c) LFC'S, BANK'S AND THE SUCCESSOR'S OPTION UPON THE OCCURRENCE OF A CHANGE OF Control. If LFC or the Bank enters into a definitive agreement that would result in a Change of Control, as defined herein, then LFC and the Bank may elect (i) to assign this Agreement, as amended, to the Successor effective on the occurrence of the Change of Control, provided that such Successor shall assume in writing all of the obligations of LFC and the Bank hereunder and under that certain 1998 Non-Qualified Stock Option Agreement by and between LFC and Townsend of even date herewith and shall expressly acknowledge that a Change of Control of LFC or the Bank has occurred within the meaning of this




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         Agreement so as to entitle Townsend to the Severance Benefit and other benefits set forth in Section 10(b) of this Agreement, above, if his employment is thereafter terminated without Cause or he thereafter voluntarily terminates his employment for Good Reason and provided further that LFC and the Bank shall remain liable for the performance of all of their obligations under this Agreement if the Successor fails to so perform any of its obligations under this Agreement; or (ii) to terminate this Agreement upon written notice to Townsend given pursuant to the terms and conditions of this Amendment and the Agreement not later than thirty (30) days after the execution of any such definitive agreement to effect such a Change of Control, to be effective on the effective date of the Change of Control, and upon occurrence of the Change of Control, paying to Townsend, in readily available funds, his compensation and benefits to the date on which such termination shall take effect on the effective date of the Change of Control and the full amount of the Severance Benefit as provided for in this Section 10, and such other benefits as are also provided to Townsend as the result of a Change of Control, as set forth and provided in Section 10, above.

                  (d) TAXES. All payments to be made to Townsend under this Employment Agreement will be subject to required withholding of federal, state and local income and employment taxes. Notwithstanding anything in this Employment Agreement to the contrary, if any of the payments provided for in this Employment Agreement, together with any other payment which Townsend has the right to receive from the Bank, or any corporation which is a member of an "affiliated group" (as defined in Section 1504(a) of the Internal Revenue Code of 1986 ("Code") without regard to Section 1504(b) of the Code) of which the Bank is a member, would constitute a "parachute payment" (as defined in Section 280Gb(2) of the Code), the payments pursuant to this Employment Agreement shall be reduced to the largest amount that will result in no portion of such payments being subject to the excise tax imposed by
         Section 4999 of the Code; provided, however, that the determination as to whether any reduction in the payment under this Agreement pursuant to this proviso is necessary shall be made by Townsend in good faith, and such reasonable determination shall be conclusive and binding upon the Bank with respect to its treatment of the payment for tax reporting purposes and, provided further, that Townsend may determine in his discretion what payment or payment provided for him herein shall be so reduced.

                  4. NO FURTHER CHANGES. Except as expressly stated above, there are no further amendments or modifications of any sort or nature being made to the Agreement and all of its other respective terms and conditions shall remain in full force and effect as originally stated.

                  IN WITNESS WHEREOF, LFC, the Bank and Townsend have duly executed this Amendment as of the day and year first above written to be effective as of the date stated in the first paragraph above.



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LFC:                           LOCAL FINANCIAL CORPORATION,
                               a Delaware corporation



                               By:
                                   --------------------------------------------
                               Name:    Jan A. Norton
                                    -------------------------------------------
                               Title:   President
                                     ------------------------------------------
                               Date:
                                    -------------------------------------------



BANK:                          LOCAL FEDERAL BANK, F.S.B.,
                               a federally chartered stock savings bank



                               By:
                                  ---------------------------------------------
                               Name:    Jan A. Norton
                                    -------------------------------------------
                               Title:   President
                                     ------------------------------------------
                               Date:
                                    -------------------------------------------




TOWNSEND:
                               ------------------------------------------------
                               EDWARD A. TOWNSEND
                               an Individual Resident of the State of Oklahoma


                               Date:
                                    -------------------------------------------